Exhibit 99.1

June 27, 2005

Mr. George Karabatsos

6684 Hampton Drive

San Jose, CA 95120

Dear George,

I am pleased to officially confirm the offer of Overland Storage  (“Overland” or the “Company”) of employment for the position of Vice President of World Wide Sales.   Your gross annual salary at target earnings would be $350,000 with 50% of that amount  guaranteed as  base salary and 50% tied to performance and deliverables.

You will be reimbursed up to $20,000.00, which shall be taxable to you, for costs of relocating to San Diego County.  A properly submitted and approved expense report with supporting receipts will be required within one year of your date of employment in order to receive such reimbursement.

In addition, Overland will reimburse actual expenses for the cost of temporary housing for three months at the rate of up to $4,000.00 per month.  Temporary housing includes accommodations with laundry facilities and a kitchen so that you may prepare meals and care for your needs.  Temporary housing is generally located near the Company’s facility.  We do not reimburse for meals, laundry expenses or phone calls while in temporary housing.

Although either you or Overland is free to terminate the employment relationship at any time and for any reason, if you leave your employment with Overland voluntarily or are terminated for Cause, as defined in Attachment A, within the first twelve (12) months, you agree to repay the amount of your moving, relocation cost, and signing bonus prorated on a monthly basis from your date of employment, within thirty days of such resignation or termination.

Upon approval of the Board of Directors, you will be granted an option to purchase 100,000 shares of the Company’s Common Stock at an option price equal to the closing market price of the Stock on your first day of employment.  The option will vest over a 36-month period, with one-third of the shares vesting in lump sum on your first anniversary of employment and the remaining two-thirds vesting in monthly installments thereafter.  The terms and conditions of the option are described in and subject to the underlying stock option plan and stock option agreement.

Additionally, and also pending board approval, you will be granted 15,000 shares of restricted stock on a three year vesting schedule

Please be reminded that this offer of employment is contingent upon the successful completion of a a reference check, drug screen test and background check.  The drug test must be administered by an approved Company medical facility.  Should the drug screening reveal a presence of drugs or their metabolites in your system, Overland reserves the right to withdraw this offer.  If you refuse to submit to such an examination, this offer similarly will be withdrawn.  Please contact Human Resources to set up an appointment.

You are eligible to participate in the Company’s benefit program, subject to applicable waiting periods and eligibility requirements.  Human Resources can provide you with specific information regarding this program.  The Company will also require you to execute its standard form of employee confidentiality agreement.  Additionally, as an executive officer you are eligible for supplemental benefits under our Executive Health Program which will be explained in your orientation.  If you have any questions, feel free to give Diane Gallo a call for further explanation.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or Overland may terminate employment at anytime, with or without reason. Overland may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time which contradicts this at-will agreement may only be entered into in writing, signed by the President of the Company.

We anticipate employment to begin on or about August 1st, 2005.

I am sincerely excited that you have agreed to join Overland.  Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us not later than June 30th via fax at 858-571-3551.

If there are any questions, please do not hesitate to call me.

Sincerely,

OVERLAND STORAGE, INC.

/s/ Christopher Calisi

Christopher Calisi
President/CEO

I understand and agree to the terms and conditions set forth in this letter.  I acknowledge that no statement contradicting this letter, oral or written, has been made to me, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by:	/s/ George Karabatsos	Date:	7/2/05

Attachment A

DEFINITIONS OF TERMS USED IN
George Karabatsos  OFFER LETTER

“Cause” shall mean:

(a)   Employee’s gross neglect of his/her duties to the Company, where Employee has been given a reasonable opportunity to cure his/her gross neglect (which reasonable opportunity must be granted during the thirty-day period preceding termination);

(b)   any violation by Employee of Employee’s obligations under this Agreement or any employment agreement which Employee may have with the Company;

(c)   Employee taking any role in any buy-out of the Company without the approval of the Company’s majority shareholder; or

(d)   Employee’s commission of any act of fraud, theft or embezzlement against the Company.